INDIVIDUAL LIFE INSURANCE APPLICATION – VARIABLE COVERAGE DETAILS
[Marketing Name] PART [5] – LUC – 236

PROPOSED OWNER (IF OTHER THAN PROPOSED INSURED) NAME

(a) First Name	(b) Middle Initial	(c) Last Name

PROPOSED INSURED NAME

(a) First Name	(b) Middle Initial	(c) Last Name
[ADDITIONAL INFORMATION]

[Proposed Owner to respond to the following questions:	Yes	No
1.Have you received a current prospectus (and any prospectus supplements), as well as prospectuses for the funds you have selected, for the applicable policy?
2.Do you understand that the Policy Value may increase or decrease depending on the investment performance of the funds in the Separate Account?
3.Do you understand the amount and duration of the Death Benefit may increase or decrease depending on the investment performance of the funds in the Separate Account unless the Lapse Protection Benefit is in effect and funded as illustrated?
4.Based on responses above, do you believe that this policy meets your insurance objectives and anticipated financial needs?]

[ALLOCATION OF NET PREMIUMS (MUST TOTAL 100% & MUST BE IN WHOLE INCREMENTS)]:
[Funds are held in the fixed account until the end of the examination period. Upon completion of the examination period, funds will be allocated according to the following instructions. These instructions will be in effect until changed by you.]

[_____% Vanguard Equity Index Portfolio _____% Vanguard Total Stock Market Index Portfolio _____% Vanguard Mid-Cap Index Portfolio

[In order to maintain your Lapse Protection Benefit, if elected, allocations to the Fixed Account are not allowed.]

[AUTOMATIC REBALANCING:]

[ I wish to have my policy rebalanced as follow
By the box, I authorize the Company to automatically reallocate variable funds according to the percentages listed above on a quarterly basis. This rebalancing will occur on your monthiversary date.

Please indicate the percentages (must total 100% and be in whole increments) below.

[_____% Vanguard Equity Index Portfolio _____% Vanguard Total Stock Market Index Portfolio _____% Vanguard Mid-Cap Index Portfolio

[TELEPHONE AUTHORIZATION:

1.As the Policy Owner, I understand and agree that:
a.By checking one of the boxes below, I am authorizing the Company to accept telephone and if available internet transfers and allocation changes. Transfers and allocation changes will also be subject to the terms and conditions of the policy, and of the Company.
b.This Telephone Authorization will be in effect until a) Written Notice revoking the authorization is received by the Company, or b) the Company discontinues this privilege, whichever comes first.
c.Neither the Company nor any person authorized by the Company will be responsible for any claim, loss, liability or expense in connection with a transfer if the Company, or such other person, acted upon a transfer instruction in good faith based on this signed authorization.

I authorize the Company to accept telephone instructions from me or any Joint Owner

I authorize the Company to accept telephone instructions from me, any Joint Owner and our Insurance Producer (or his/her administrative staff)]

INDIVIDUAL LIFE INSURANCE APPLICATION
1.SIGNATURES [(MUST BE COMPLETED IN ENTIRETY IN ORDER TO PROCESS YOUR APPLICATION)]:

Signed this ________ , at ________________________, State of ________________

[Printed Name of Proposed Owner]	[Printed Name of Insurance Producer/Registered Representative]
[Signature of Proposed Owner]	[Signature of Insurance Producer/Registered Representative]

Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

[I have reviewed the Application, Supplements and Variable Coverage Details and find the transaction suitable.]

[Printed Name of Proposed Owner]
[Signature of Proposed Owner]